Exhibit 99.6

OneMedNet Announces Members of Senior Management to Attend ISPOR Europe 2023 Conference

~ Introduces OneMedNet’s Exclusive iRWD™ Solution to a Global Community of Healthcare Professionals ~

Minneapolis, MN – November 10, 2023, OneMedNet Corporation (Nasdaq: ONMD) (“OneMedNet” or the “Company”), the leading curator of regulatory-grade imaging Real World Data (“RWD”), today announced that Aaron Green, President, and Betty Cosgrove, Area Vice President of Sales, will attend ISPOR Europe 2023, the leading global conference for Health Economics and Outcomes Research (HEOR). ISPOR Europe is being held November 12, 2023 through November 15, 2023, in Copenhagen, Denmark.

The ISPOR Europe 2023 conference theme is “HEOR at the Nexus of Policy and Science.” Global healthcare leaders will gather at ISPOR Europe 2023 to discuss and present the latest global trends in healthcare. This event is an opportunity to connect with HEOR experts and industry thought leaders to engage a global audience on methods to successfully establish, incentivize, and share value sustainable for health systems, patients, and technology developers.

The OneMedNet team’s attendance represents the Company’s first global conference participation as a publicly traded company. OneMedNet is the first company to develop a real world data solution through its OneMedNet iRWD™ that securely de-identifies, searches, and curates imaging data to its partner network consisting of medical and academic research institutions to generate progression in stages of medical research, discovery and diagnostics that span the field of life sciences.

About OneMedNet Corporation

The OneMedNet iRWDTM network consists of more than 200 healthcare systems and providers. Founded in 2009, OneMedNet provides innovative solutions that unlock the significant value contained within the clinical image archives of healthcare providers. Employing its proven OneMedNet iRWD™ solution, OneMedNet securely de-identifies, searches, and curates a data archive locally, bringing a wealth of internal and third-party research opportunities to providers. By leveraging this extensive federated provider network, together with industry leading technology and in-house clinical expertise, OneMedNet successfully meets the most rigorous RWD Life Science requirements. For more information, please visit www.onemednet.com.

Investor Contact:

Shannon Devine

MZ Group North America

203-741-8811

ONMD@mzgroup.us

Source: OneMedNet